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                                                                      Exhibit 23
                                                                      ----------

              CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS


We consent to the incorporation by reference in this registration statement on Form S-8 of XM Satellite Radio Holdings Inc. of our report dated February 12, 1999, except for Note 14 which is as of September 9, 1999, relating to the consolidated balance sheets of XM Satellite Radio Holdings Inc. and Subsidiary (a development stage company) as of December 31, 1997 and 1998 and the related consolidated statements of operations, stockholders' equity (deficit) and cash flows for the years ended December 31, 1997 and 1998 and for the period from December 15, 1992 (date of inception) to December 31, 1998, which report appears in XM Satellite Radio Holdings Inc.'s registration statement (No. 333-83619) on Form S-1.

Our report, dated February 12, 1999, except for Note 14 which is as of September 9, 1999, contains an explanatory paragraph that states that the Company has not commenced operations, has negative working capital and is dependent upon additional debt and equity financings, which raise substantial doubt about its ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of that uncertainty.


                                                      /s/ KPMG LLP

McLean, Virginia
December 3, 1999